Exhibit 10.5

INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FEDEX IF PUBLICLY DISCLOSED.

FEC 07-0255-046 The Boeing Company P.O. Box 3707 Seattle, WA 98124-2207

FED-PA-3157-LA-1902776

Federal Express Corporation

3131 Democrat Road

Memphis, TN 38118

Attention:	Mr. Guy See Managing Director – Aircraft Acquisitions & Sales

Subject:	Revisions to the Detailed Specification and Associated Unincorporated Changes Pricing for 777F Aircraft (Aircraft)

References:	Purchase Agreement 3157 between The Boeing Company (Boeing) and Federal Express Corporation (Customer) dated November 7, 2006 relating to Model 777F Aircraft, as amended (777 Purchase Agreement)

All terms used but not defined in this letter (Letter Agreement) shall have the same meaning as in the referenced 777 Purchase Agreement.

l.    Background.

1.1    The 777 Purchase Agreement sets forth the Detail Specification pursuant to which Boeing manufactures Customer’s Aircraft.

1.2    Pursuant to Article 4, Detailed Specification: Changes, of the AGTA, Boeing and Customer have agreed upon certain changes to the 777 Aircraft Specification by executing option proposals (each an Option Proposal) for such changes (each an Unincorporated Change). Option Proposals detail the pricing (Unincorporated Change Price), effective date for the Unincorporated Change, and applicable Aircraft by manufacturer serial number (MSN).

1.3    [*].

2.    Agreement.

2.1    Boeing and Customer agree that [*].

2.2    [*].

FED-PA-3712-MISC-1902776 Follow-On Unincorporated Changes pricing for 777F Aircraft	Page 1

BOEING PROPRIETARY

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Blank spaces contained confidential information that has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) would likely cause competitive harm to FedEx if publicly disclosed.

2.3    [*].

3.    Confidentiality.

Customer understands and agrees that the information contained herein represents confidential business information and has value precisely because it is not available generally or to other parties. Customer agrees to limit the disclosure of its contents to employees of Customer with a need to know the contents for purposes of helping Customer perform its obligations under the Purchase Agreement and who understand they are not to disclose its contents to any other person or entity without the prior written consent of Boeing.

Very truly yours,

THE BOEING COMPANY

By:	/s/ Laura Ford

Its:	Attorney-In-Fact

ACCEPTED AND AGREED TO this

Date:	July 9, 2019

FEDERAL EXPRESS CORPORATION

By:	/s/ Kevin Burkhart

Its:	Vice President

FED-PA-3712-MISC-1902776 Follow-On Unincorporated Changes pricing for 777F Aircraft	Page 2

BOEING PROPRIETARY

Omitted Attachment

An attachment to this exhibit regarding pricing for changes to certain specifications pursuant to which The Boeing Company manufactures FedEx’s B777F aircraft has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. FedEx will furnish supplementally a copy of the attachment to the Securities and Exchange Commission or its staff upon request.

*

Blank spaces contained confidential information that has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) would likely cause competitive harm to FedEx if publicly disclosed.